EXHIBIT 99.1

101 Gateway Centre Parkway Richmond, VA 23235 Telephone: 804-267-8000 Fax: 804-267-8850 Website: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:
May 5, 2004	G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LandAmerica Financial Group, Inc.

Announces Pricing of Convertible Debentures

RICHMOND, Virginia —May 5, 2004—LandAmerica Financial Group, Inc. (NYSE: LFG) announced today the pricing of its offering of $125.0 million principal amount of 3.25% Convertible Senior Debentures due 2034. The debentures were privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the debentures is expected to close on or about May 11, 2004. LandAmerica has granted the initial purchasers of the debentures an option to purchase up to an additional $25.0 million principal amount of debentures.

The debentures will be initially convertible, subject to certain conditions, into shares of LandAmerica common stock at a conversion rate of 18.3763 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $54.42 per share. Upon any conversion of debentures, LandAmerica will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and its total conversion obligation and shares of LandAmerica common stock in respect of the remainder, if any, of its conversion obligation.

LandAmerica may redeem all or some of the debentures for cash on or after May 15, 2014, at a redemption price equal to the principal amount of the debentures plus accrued and unpaid interest, if any, to the redemption date. Holders may require LandAmerica to repurchase the debentures for cash on May 15, 2014, at a repurchase price equal to 100.25%, and on May 15, 2019, May 15, 2024, and May 15, 2029, or upon the occurrence of certain designated events, at a repurchase price equal to 100%, of the principal amount of the debentures plus accrued and unpaid interest, if any, to but excluding the repurchase date.

LandAmerica has entered into a convertible bond hedge transaction with an affiliate of one of the initial purchasers with respect to its common stock to limit potential dilution from conversion of the debentures. LandAmerica has also entered into a warrant option transaction with an affiliate of one of the initial purchasers. LandAmerica has agreed to use an aggregate of approximately $9.5 million of the net proceeds of the offering in connection with these two transactions. LandAmerica plans to use the remainder of the proceeds to repay amounts outstanding under its revolving credit facility and for investment and general corporate purposes.

In connection with the convertible bond hedge transaction and warrant option transaction, an affiliate of one of the initial purchasers that is a party to those transactions has advised LandAmerica that it has purchased LandAmerica common stock in secondary market transactions prior to pricing of the debentures, and has entered into various over-the-counter derivative transactions with respect to LandAmerica common stock concurrently with the pricing of the debentures and may continue to purchase LandAmerica common stock in secondary market transactions following pricing of the debentures.

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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